EXHIBIT 99.1
Selected Financial Information
Six months ended June 30, 2007 (Unaudited)

	North America	International	Total
Revenue	$540.6	$741.2	$1,281.8
Operating income (loss)	$(21.5)	$41.4	$19.9
Net income (loss) (2)	$(74.3)	$11.7	$(62.6)

Reconciliation to Net Income:
Net income (loss) (2)	$(74.3)	$11.7	$(62.6)
Minority interest, net of tax	—	4.7	4.7
Equity in earnings of joint ventures, net of tax	(9.0)	—	(9.0)
Provision for income taxes (2)	1.7	7.1	8.8
Chapter 11 and related reorganization items	20.8	—	20.8
Interest expense	37.0	20.2	57.2
Restructuring and asset impairment charges, net	22.8	1.6	24.4
Miscellaneous expenses	3.7	(2.0)	1.7
Depreciation and amortization	42.7	35.3	78.0

Adjusted EBITDA (1)	$45.4	$78.6	$124.0

Supplemental Information:
Capital expenditures	$16.3	$15.0	$31.3
Six months ended June 30, 2006

	North America	International	Total
Revenue	$855.2	$681.5	$1,536.7
Operating income (loss)	$(29.8)	$40.3	$10.5
Net income (loss)	$(96.3)	$10.6	$(85.7)

Reconciliation to Net Income:
Net income (loss)	$(96.3)	$10.6	$(85.7)
Minority interest, net of tax	—	3.2	3.2
Equity in earnings of joint ventures, net of tax	(14.2)	—	(14.2)
Provision for income taxes	1.4	8.3	9.7
Chapter 11 and related reorganization items	55.3	—	55.3
Interest expense	25.5	16.7	42.2
Restructuring and asset impairment charges, net	27.6	3.3	30.9
Miscellaneous expense	0.3	1.5	1.8
Depreciation and amortization	47.0	34.4	81.4

Adjusted EBITDA (1)	$46.6	$78.0	$124.6

Supplemental Information:
Capital expenditures	$22.9	$25.1	$48.0

Footnotes to financial information
(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on the early extinguishment of debt, Chapter 11 and related reorganization expenses, restructuring and asset impairment charges, minority interest, equity in earnings of joint ventures, miscellaneous income/expenses and cumulative effect of changes in accounting principles. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on the early extinguishment of debt, Chapter 11 and related reorganization expenses, restructuring and asset impairment charges, minority interest, equity in earnings of joint ventures, miscellaneous income/expenses and cumulative effect of changes in accounting principles because the Company’s management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in conformity with GAAP.
The Company’s management uses Adjusted EBITDA as an integral part of its report and planning processes and as one of the primary measures to, among other things:
(i)	monitor and evaluate the performance of the Company’s business operations;

(ii)	facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations;

(iii)	facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)	review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
The Company’s management believes that Adjusted EBITDA is useful to investors as it provides them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. Additionally, the Company’s management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company’s overall business because the measure eliminates the effects of certain recurring and other unusual or infrequent charges that are not directly attributable to the Company’s underlying operating performance. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with the GAAP financial measures, is a useful financial analysis tool, used by the Company’s management as described above, that can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income prepared in conformity with GAAP. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA, as well as the other information in this filing, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.
(2) In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have not adopted this standard yet and are currently evaluating the impact of this standard on the Company’s Condensed Consolidated Financial Statements.